ISCO International Reports Financial Results for the First Quarter 2006, New Products, Addition of Steven Wetterling as EVP Sales and an Upcoming Investor Call

ELK GROVE VILLAGE, IL -- 04/27/2006 -- ISCO International, Inc. (AMEX: ISO), a leading supplier of RF management and interference-control solutions for the wireless telecommunications industry, today reported financial results for the first quarter 2006. The Company also announced the addition of two new compelling product lines and the addition of Steven Wetterling as Executive Vice President of Global Sales.

First Quarter Results

ISCO reported consolidated net revenues of $1.3 million for the quarter-ended March 31, 2006, versus $3.3 million during the comparable period of 2005. Gross margins decreased to 38% from 42% for the same periods, due largely to volume-related efficiencies. The consolidated net loss was $1.7 million for the quarter-ended March 31, 2006, versus $0.4 million during the same period of 2005.

"Heading into the quarter we had an expected range of $1-$3 million in revenue. Correspondingly, until the end of March we believed $2 million was the most likely result. Though we continue to execute our strategy of developing more differentiated 'have-to-have' products, there is still a good deal of volatility and finite predictability in our business that we have to manage," said John Thode, CEO of ISCO. "What would have been considered a great quarter prior to 2005 no longer meets our company's or our shareholder's expectations, due to our outstanding results last year."

Said Thode, "While we are disappointed with the quarter, the positive news is that we continue to make progress with key customers and opportunities. For example, we just received a Letter of Intent (LOI) for more than $5 million, with delivery in 2006, from a strategic account we have done relatively little business with to date." He added, "None of the anticipated 1Q business was lost to competitors. While there is going to continue to be some uncertainty and variations in our results, we firmly believe that the best revenue quarters in company history will occur during 2006 and that we will demonstrate substantial improvement over 2005 revenue."

Non-cash charges related to stock option expense, deprecation and amortization were $0.3 million during the first quarter of 2006, same as in 2005. Additionally, we accrued $0.2 million in interest expense during the first quarter of 2006, down from $0.3 million during the first quarter of 2005.

New Products

ISCO is very proud to announce the availability of three new product segments to its portfolio. The new Digital ANF platform (DANF) is beginning full commercial CDMA PCS trials and will expand to accommodate all GSM/UMTS customers/networks in the next two quarters. The company is in the final planning stages for a full scale rollout of this platform with many new customers expressing keen interest. "The DANF platform allows us to serve significantly broader segments and applications than we've been able to do with our existing ANF 850 MHz platform alone," Thode said. "It is a key link in our strategy of expanding our portfolio with highly defensible, highly profitable products that have few competitors." Thode also announced that the company had begun shipping the most competitive GMA (Ground Mounted Amplifiers) and TMA (Tower Mounted Amplifiers) solutions available in the market today. "With the encouragement of key customers, we have developed standalone high performance RF2 solutions in weatherized containers that can externally interface to any OEM's cell site. We believe we have the most compelling feature sets of any solutions available in the market today, including the availability of 850/900/1800/1900 versions for all global CDMA and GSM bands." The company will provide more specific information over the next several weeks of the specific models and features for each family of new products. Thode highlighted that the company was very excited to "now have a full suite of receive link conditioning capabilities to serve any customer's requirements, in any technology or frequency band."

Steven Wetterling, Executive Vice President of Global Sales

Today, ISCO announced the Steven Wetterling has joined the company as Executive Vice President of Sales. Steve will report to John Thode, ISCO's President and CEO, and will be responsible for global sales. "We made significant progress in 2005 in growing our business and customer footprint both in the US and in selected international markets. Given Steve's significant accomplishments in developing high performance sales teams and significantly accelerating results, particularly in a start up environment, we felt he added significant new and complementary capabilities to the management team," said Thode. "We looked extensively for the right person to be able to scale our sales team to the next level. Whether at Redhat, BMC Software, Marimba, or Xcellnet, Steve has spent the past 20 years in technology sales exceeding quotas, building teams, and closing business. We're delighted that he has joined our team." Added Wetterling, "I am excited to be joining the ISCO team. ISCO has a unique family of products, with the proven ability to deliver rapid and high-value results. Coupled with our excellent customer satisfaction and quality ratings, ISCO is well positioned to continue our growth and role as a leader in this marketplace."

Investor call

An investor call will be held on Thursday, May 4th, at 4:30 pm eastern. To participate in the call domestically, dial 1-800-525-6384. International callers should dial 1-780-409-1668. The conference name is "ISCO." The call will be replayed for 30 days at 1-800-365-8354 (or 1-402-220-2881 for international callers).

Following the presentation, a short question and answer session will be held. Participants are asked to dial in 10 minutes prior to the beginning of the call. The call will be webcast live and then archived for 30 days. ISCO will provide a link to the call on its web site (www.iscointl.com) for both the live and archived versions. A copy of the webcast link is below.

Webcast link: http://www.b2i.us/external.asp?b=826&id=24427&from=du&L=e

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's ability to obtain additional financing in the future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

                                               Three Months Ending
                                             March 31,      March 31,
                                               2006           2005
                                           -----------     -----------
                                                    UNAUDITED

    Net sales                              $ 1,326,000     $ 3,293,000
    Costs and expenses:
      Cost of sales                            830,000       1,921,000
      Research and development                 464,000         347,000
      Selling and marketing                    631,000         366,000
      General and administrative               941,000         852,000
                                           -----------     -----------

    Total costs and expenses                 2,866,000       3,486,000

    Operating loss                         $(1,540,000)     $ (193,000)

    Other income (expense):
      Interest income                           31,000          4,000
      Other interest expense                  (191,000)      (293,000)
                                           -----------     -----------
    Total other income (expense)           $  (160,000)   $  (289,000)

    Net loss                               $(1,700,000)   $  (482,000)

    Basic and diluted loss per common
       share                               $     (0.01)   $     (0.00)

    Weighted average number of common
       shares outstanding                  183,570,000    161,217,000

Selected Balance Sheet Information:         (unaudited)
                                             March 31,    December 31,
                                               2006           2005
                                           -----------     -----------
    Cash and equivalents                   $ 2,197,000     $ 3,486,000
    Working Capital excl. Debt             $ 5,258,000     $ 6,278,000
    Total Assets                           $21,139,000     $22,906,000
    Debt, short term and long term,
     including related accrued interest    $10,712,000     $10,520,000
    Stockholders' Equity                   $ 9,215,000     $10,531,000
Web site: http://www.iscointl.com

CONTACT:
Mr. Frank Cesario,
PHONE: 847-391-9492
INTERNET: iscoir@iscointl.com